EXHIBIT 10(o)-1

TCF FINANCIAL CORPORATION

2007 MANAGEMENT INCENTIVE PLAN — LEASING EXECUTIVE

1.             Eligibility - The Participant shall be given a copy of this 2007 Management Incentive Plan — Leasing Executive (the “Plan”) and required to sign an acknowledgment of its terms. The participants in the Plan are those approved by the Compensation/Nominating/Corporate Governance Committee (the “Committee”).

2.             All participants will be initially evaluated by the Chief Executive Officer of TCF Financial (the “Chairman”) who will forward all recommendations to the Committee for approval. The Committee evaluates the performance of the Chairman. The Committee will consider the earnings performance relative to the goals [approved by the Compensation Committee] on Exhibit and shall also evaluate all other matters it deems appropriate in its sole discretion, subject to limits imposed on such discretion under the Performance-Based Plan. Evaluations will be performed pursuant to the terms of the TCF Performance-Based Compensation Policy for Covered Executive Officers (the “Performance-Based Plan”) in the case of Covered Executive Officers (as defined in that Plan).

3.             The criteria for awards (subject to paragraph 4) is as follows: The amount of incentive payable to a participant shall be determined by the achievement of earnings financial goals on Exhibit A attached. The bonus percentage shall be calculated, in the case of earnings achievement which falls between goals, by interpolation as follows: The amount by which the earnings achievement exceeds the goal shall be divided by the amount between the earnings goal exceeded and the next earnings goal. The result shall be stated in the form of a percentage which shall be multiplied by the total bonus percentage points between earnings goals. The result shall be added to the bonus percentage corresponding to the earnings goal that was exceeded. The maximum bonus shall be 200%, even if results are achieved beyond the maximum goal.

4.             The Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and all interpretations, actions, and approvals shall be consistent with the requirements of such Section 162(m). The Committee may in its discretion, reduce, defer or eliminate the amount of the incentive determined under paragraph 3 of this Agreement for a Covered Executive Officer in the Performance-Based Plan. In addition, for participants who are not subject to the Performance-Based Plan, the Committee may in its discretion increase the amount of the incentive calculated under paragraph 3 of this Agreement. The Committee has authority to make interpretations under this Plan and to approve the calculations under Paragraph 3. Incentive compensation will be paid in cash as soon as possible following approval of awards by the Compensation/Nominating/Corporate Governance Committee. Except for Covered Executive Officers, the participant must be employed by TCF Financial (or the same subsidiary as employed by on the date of this Acknowledgment) on the date the incentive is paid in the same job position as the position for which the incentive was earned in order to receive the incentive payment. However, where the participant has transferred to another position within TCF, the Committee may in its discretion determine to pay part, none, or all of the incentive based on any factors the Committee considers relevant.

5.             The Committee may amend this Plan from time to time as it deems appropriate, except that any amendment shall be in writing signed by the executive and TCF Financial and no amendment may contravene requirements of the Performance-Based Plan. This Plan shall not be construed as a contract of employment, nor shall it be considered a term of employment, nor as a binding contract to pay awards. Nothing in this Plan overrides the Employment Agreement.

6.             This Plan is effective for service on or after January 1, 2007, and supersedes and replaces the prior

Management Incentive Compensation Plan and any other prior incentive arrangements with respect to executives in this Plan.

Acknowledgment

I have received, read, and acknowledge the terms of the foregoing plan.

February 16, 2007	/s/ Craig R. Dahl
Date	Signature